UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2020

MGM RESORTS INTERNATIONAL

(Exact name of registrant as specified in its charter)

Delaware	001-10362	88-0215232
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

3600 Las Vegas Boulevard South, Las Vegas, Nevada	89109
(Address of principal executive offices)	(Zip code)

(702) 693-7120

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock (Par Value $0.01)	MGM	New York Stock Exchange (NYSE)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 12, 2020, MGM Resorts International (the “Company”) announced that Jim Murren, Chairman and Chief Executive Officer, has informed the Company’s Board of Directors that he will step down from his position as Chairman and Chief Executive Officer of the Company prior to the expiration of his contract. Mr. Murren will continue to serve in his current leadership roles until a successor is appointed.

On February 11, 2020, Mr. Murren and the Company entered into a CEO transition agreement (the “Transition Agreement”) in connection with the transition of Mr. Murren’s role with the Company. Pursuant to the terms of the Transition Agreement, during the period between Mr. Murren’s resignation as CEO and through December 31, 2020 (the “Transition Period”), Mr. Murren will continue to be employed by the Company as a Senior Advisor, and will be entitled to the following compensation and benefits:

(a) continuation of his current annual base salary of $2,000,000;

(b) payment of a fixed bonus of $4,000,000 in cash at the end of 2020, consistent with the target bonus amount under his employment agreement with the Company entered into on October 3, 2016 (“Employment Agreement”); and

(c) an equity award of time-based restricted stock units that vest ratably on a monthly basis from the date of grant until the end of the Consulting Period (as defined below) with an aggregate grant date fair market value of $7,000,000 (the “2020 Equity Award”), consistent with the value of the annual equity award granted to Mr. Murren in prior fiscal years. The 2020 Equity Award will be granted at the same time as equity awards are granted to senior executives of the Company generally during fiscal year 2020.

At the end of the Transition Period on December 31, 2020, Mr. Murren will be entitled to receive, subject to his execution of a release of claims against the Company and honoring the terms of the restrictive covenants described below, a lump sum cash severance payment of $12,000,000, which represents two times the sum of Mr. Murren’s annual base salary and target annual bonus under the Employment Agreement, plus a lump sum cash payment for the cost of two years of certain insurance coverages. Additionally, all outstanding equity awards (other than the 2020 Equity Award) will become vested as to the service requirement at the end of the Transition Period. However, awards subject to performance criteria will continue to be subject to performance criteria and vest at the end of the applicable performance period based on the actual achievement of performance criteria.

Effective January 1, 2021 through December 31, 2021 (the “Consulting Period”), Mr. Murren will provide consulting services as may be reasonably requested by the Board of Directors in its sole discretion. During the Consulting Period, Mr. Murren will be entitled to a monthly consulting fee of $575,000.

The above compensation relating to the Transition Period and the Consulting Period are payable to Mr. Murren in the event of his death, permanent disability, a termination by the Company without good cause (as defined in the Transition Agreement), a termination by Mr. Murren for good cause prior to the Transition Period or if a successor Chief Executive Officer is not appointed by December 31, 2020.

Under Mr. Murren’s Employment Agreement, he is bound by non-competition, non-solicitation and other restrictive covenants that generally apply until December 31, 2021, the expiration of the Employment Agreement. In consideration of the above arrangements under the Transition Agreement, Mr. Murren has agreed to extend these restrictions through the period ending 12-months after the end of the Consulting Period, which is December 31, 2022, unless the Transition Agreement is terminated earlier, in which case, the 12-month period will start on the date of termination.

The foregoing summary of the Transition Agreement is qualified by reference to the Transition Agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference. In addition, the press release issued by the Company on February 12, 2020, announcing the matters described above, is filed herewith as Exhibit 99.1, and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Exhibits

Exhibit No.	Description

10.1	CEO Transition Agreement, between MGM Resorts International and James J. Murren, dated February 11, 2020.

99.1	Press Release dated February 12, 2020.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 14, 2020

MGM Resorts International

By:	/s/ Andrew Hagopian III
Name:	Andrew Hagopian III
Title:	Chief Corporate Counsel and Assistant Secretary